SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 8-A/A
                                (Amendment No. 3)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             LaserSight Incorporated
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                                              65-0273162
        --------                                              ----------
(State of incorporation)                                    (IRS Employer
                                                          Identification No.)


        3300 University Boulevard, Suite 140, Winter Park, Florida 32792
        ----------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ X ]

Securities to be registered pursuant to Section 12(b) of the Act:

  Title of each class                             Name of each exchange on which
  to be so registered                             each class is to be registered
  -------------------                             ------------------------------
         None                                            Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
                         -------------------------------
                                (Title of Class)

Item 1.  Description of Securities to be Registered.
         ------------------------------------------

         On June 29, 2001, LaserSight Incorporated, a Delaware corporation (the "Company") and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the "Rights Agent"), adopted the Third Amendment (the "Third Amendment") to the Rights Agreement dated as of July 2, 1998 (as amended, the "Rights Agreement") between the Company and the Rights Agent. The Third Amendment, among other things, provides that no person shall become an Acquiring Person (as defined in the Rights Agreement) as the result an acquisition of LaserSight securities pursuant to and in accordance with that certain Securities Purchase Agreement dated as of July 6, 2001 by and among the Company, BayStar Capital, L.P. and BayStar International, Ltd. The Third Amendment to the Rights Agreement is attached as an exhibit hereto, and is incorporated herein by reference. Except as incorporated by reference herein, the description of the Rights Agreement set forth in the Registration Statement on Form 8-A filed by the Company with the Securities and Exchange Commission on July 7, 1998, as amended by the First Amendment thereto dated March 22, 1999 and as further amended by the Second Amendment thereto dated January 28, 2000, remains in full force and effect.

Item 2.  Exhibits.
         --------

     Exhibit
      Number                            Description
      ------                            -----------

        1 Rights Agreement, dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent, which includes (i) as Exhibit A thereto the form of Certificate of Designation of the Series E Junior Participating Preferred Stock, (ii) as Exhibit B thereto the form of Right certificate (separate certificates for the Rights will not be issued until after the Distribution Date) and (iii) as Exhibit C thereto the Summary of Stockholder Rights Agreement (incorporated by reference from the Registration Statement on Form 8-A filed with the Commission on July 7, 1998, Commission File No. 0-19671).

        2 First Amendment dated as of March 22, 1999, to Rights Agreement, dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference from the First Amendment on Form 8-A/A filed with the Commission on March 29, 1999, Commission File No. 0-19671).

        3 Second Amendment dated as of January 28, 2000, to Rights Agreement, dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference from the Second Amendment on Form 8-A/A filed with the Commission on February 8, 2000, Commission File No. 0-19671).

        4 Third Amendment dated as of June 29, 2001, to Rights Agreement, dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference to Exhibit 99.5 to Form 8-K filed by LaserSight on July 18, 2001, Commission File No. 0-19671).

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 10, 2001             LaserSight Incorporated


                                  By:   /s/Michael R. Farris
                                       ------------------------------
                                  Name:    Michael R. Farris
                                  Title:   President and Chief Executive Officer

                                  EXHIBIT INDEX

     Exhibit
      Number                            Description
      ------                            -----------

        1 Rights Agreement, dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent, which includes (i) as Exhibit A thereto the form of Certificate of Designation of the Series E Junior Participating Preferred Stock, (ii) as Exhibit B thereto the form of Right certificate (separate certificates for the Rights will not be issued until after the Distribution Date) and (iii) as Exhibit C thereto the Summary of Stockholder Rights Agreement (incorporated by reference from the Registration Statement on Form 8-A filed with the Commission on July 7, 1998, Commission File No. 0-19671).

        2 First Amendment dated as of March 22, 1999, to Rights Agreement, dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference from the First Amendment on Form 8-A/A filed with the Commission on March 29, 1999, Commission File No. 0-19671).

        3 Second Amendment dated as of January 28, 2000, to Rights Agreement, dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference from the Second Amendment on Form 8-A/A filed with the Commission on February 8, 2000, Commission File No. 0-19671).

        4 Third Amendment dated as of June 29, 2001, to Rights Agreement, dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference to Exhibit 99.5 to Form 8-K filed by LaserSight on July 18, 2001, Commission File No. 0-19671).

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